FOR IMMEDIATE RELEASE
Telephone: 609-561-9000
Media Contact: Joanne Brigandi x4240
e-mail: jbrigandi@sjindustries.com
Investor Relations Contact: Stephen Clark x4260
e-mail: sclark@sjindustries.com

April 23, 2012

SJI Board Elects Two New Directors

FOLSOM, NJ - Edward J. Graham, chairman, president, and CEO of South Jersey Industries (NYSE: SJI), announced the election of Sarah M. Barpoulis and Frank L. Sims to the company's board of directors effective April 20, 2012. Barpoulis and Sims were also elected to the boards of South Jersey Energy Solutions and South Jersey Gas, respectively. Both will serve on SJI's Audit Committee. In addition, Barpoulis will serve on the Governance Committee and Sims will serve on the Compensation Committee.

Barpoulis owns Interim Energy Solutions of Potomac, MD, a private energy consulting and advisory firm that focuses on risk management. Clients include Global 500 energy companies, lending institutions, investor owned utilities and merchant energy companies. Prior to founding Interim, Barpoulis spent 12 years with PG&E National Energy Group in Bethesda, MD where she was most recently senior vice president, energy trading. Barpoulis also serves on the board of directors of SemGroup Corporation (NYSE: SEMG), where she is a member of the Audit and Compensation Committees. She has a master's degree in business administration from The Amos Tuck School of Business at Dartmouth College and a bachelor's degree in civil engineering from Princeton University.

Sims is retired from Cargill, Inc. of Minneapolis, MN, where he spent 35 years in a series of progressively senior positions. He was most recently corporate vice president and platform leader. In that position, his primary responsibilities involved oversight of corporate transportation, which included the largest privately owned rail car fleet in the U.S., the largest charter of ocean freight worldwide, and the largest privately owned barge line. Sims also serves on the board of directors of Piper Jaffray Co. (NYSE:PJC), where he is a member of the Compensation Committee and chairman of the Audit Committee. He is chairman of the board and interim CEO of PolyMet Mining Co. (NYSEAMEX:PLM), where he serves as chairman of the Corporate Governance Committee and also serves on the Compensation and Audit Committees. Sims is a member of the board of directors of the United Theological Seminary and Scholarship America. He is the former Chairman of the Federal Reserve Bank of Minneapolis and a former director of Tennant Company. He has a bachelor's degree in business administration from Paul Quinn College.

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SJI Board Elects Two New Directors Add 1

“We are very excited to bring Sarah and Frank onto our board. They will add strength in the areas of energy, risk management, financial perspective and overall business leadership experience. We expect their individual areas of expertise will be invaluable to senior management as we continue to grow our utility and non-regulated businesses,” said Graham.

About South Jersey Industries
South Jersey Industries is an energy services holding company. A member of the KLD Global Climate 100 Index, SJI offers solutions to global warming through renewable energy, clean technology and efficiency. South Jersey Gas, one of the fastest growing natural gas utilities in the nation, strongly advocates energy efficiency while safely and reliably delivering natural gas in southern New Jersey. South Jersey Energy Solutions, the parent of SJI's non-regulated businesses, provides innovative, environmentally friendly energy solutions that help customers control energy costs. South Jersey Energy acquires and markets natural gas and electricity for retail customers and offers energy-related services. Marina Energy develops and operates on-site energy projects. South Jersey Resources Group provides wholesale commodity marketing and risk management services. South Jersey Energy Service Plus installs, maintains and services residential and commercial heating, air conditioning and water heating systems; services appliances; installs solar systems; provides plumbing services and performs energy audits. For more information about SJI and its subsidiaries, visit http://www.sjindustries.com.

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